As filed with the Securities and Exchange Commission on April 25, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lightning Gaming, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	20-8583866 (I.R.S. employer identification number)

106 Chelsea Parkway
Boothwyn, Pennsylvania 19061
(Address of Principal Executive Offices) (Zip Code)

LIGHTNING GAMING, INC.
2007 EQUITY INCENTIVE PLAN
(Full title of the plan)

Richard L. Galin
Gordon & Silver, Ltd.
3960 Howard Hughes Parkway, Ninth Floor
Las Vegas, Nevada 89169
(Name and address of agent for service)

                                      (702) 796-5555
(Telephone number, including area code, of agent for service)

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.001 par value	2,500,000 shares	$1.52	$3,800,000	$149.34

(1)
The registration fee has been calculated in accordance with Rule 457(h) based on a $1.52 per share weighted average exercise price of options for shares of common stock that the registrant intends to issue upon the effectiveness of this registration statement, which is higher than the book value per share of the registrant’s common stock as of the date of the filing of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                Plan Information.

Information specified by Item 1 is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

Item 2.                                Registrant Information and Employee Plan Annual Information.

Information specified by Item 2 is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

a.	the registrant’s Form 8-K containing “Form 10 information,” as defined in General Instruction A.1.(a)(b) to Form S-8, filed on January 30, 2008 (the “Merger Form 8-K”);

b.
all other reports filed by the registrant pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the latest year covered by the Merger Form 8-K (excluding filings before Lightning Gaming, Inc. (the “Company”) ceased being a shell company by merging with an operating company); and

c.	the description of the registrant’s common stock set forth in the Merger Form 8-K.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed incorporated herein by reference shall be deemed modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                                Description of Securities.

Not applicable.

Item 5.                                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                Indemnification of Directors and Officers.

Nevada law provides that, subject to certain very limited exceptions, a director or officer is not personally liable to the corporation or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud or a knowing violation of law.

Nevada law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, an “Indemnified Party”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party is not liable pursuant to Nevada Revised Statues (“NRS”) section 78.138 or the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful.

Nevada law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit, if the Indemnified Party is not liable pursuant to NRS section 78.138 or the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in, or not opposed to, the best interests of the corporation.  However, no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances, the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in either of the preceding two paragraphs, or in the defense of any claim, issue or matter therein, Nevada law provides that the corporation shall indemnify the Indemnified Party against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Party in connection with the defense.

Nevada law further provides that any discretionary indemnification pursuant to Nevada law, unless ordered by a court or advanced pursuant to subsection 2 of NRS section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances.  Such determination must be made (a) by the stockholders, (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

Nevada law allows a corporation’s articles of incorporation or bylaws or an agreement made by the corporation to require the corporation to pay, as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation.

Indemnification pursuant to the above-described provisions of Nevada law and advancement of expenses authorized in, or ordered by a court pursuant to, NRS section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under a corporation’s articles of incorporation or bylaws, or by agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office.  However, indemnification, unless ordered by a court or  advanceed under subsection 2 of NRS section 78.751, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action.  Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his heirs, executors and administrators.

Nevada law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his capacity as an Indemnified Party or arising out of such person’s status as an Indemnified Party regardless of whether the corporation has the authority to indemnify such person against such liability and expenses.

The articles of incorporation of the Company provide that the liability of directors and officers of the Company shall be eliminated or limited to the fullest extent permitted by Nevada law.

The Company’s bylaws provide for the indemnification of directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;
2.	the proceeding was authorized by the board of directors;
3.	such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Nevada law; or
4.	such indemnification is required to be made pursuant to the Company’s bylaws.

The Company’s articles of incorporation and bylaws provide that the Company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another entity, prior to the final disposition of the proceeding and promptly following the request therefor, all expenses incurred by such person upon his undertaking to repay those amounts if it is ultimately determined that he is not entitled to indemnification.

Item 7.                                Exemption from Registration Claimed.

Not Applicable.

Item 8.                                Exhibits.

Exhibit Number	Description
4.1*	Articles of incorporation of the Company (see Exhibit 3.1 to Form 8-K filed January 30, 2008, Commission File No. 000-52575)
4.2*	Bylaws of the Company (see Exhibit 3.2 to Form 10-SB filed April 23, 2007, Commission File No. 000-52575)
4.3*	2007 Equity Incentive Plan of the Company (see Exhibit A to Schedule 14C, filed October 29, 2007, Commission File No. 000-52575)
5.1	Legal opinion of Gordon & Silver, Ltd.
23.1	Consent of Gordon & Silver, Ltd. (included in legal opinion filed as Exhibit 5.1)
23.2	Consent of McGladrey & Pullen, LLP
24	Power of attorney (included in signature pages filed herewith)

*
These are incorporated herein by reference as exhibits hereto. Following the description of each such exhibit is a reference to it as it appeared in a specified document previously filed with the Commission, to which there have been no amendments or changes, unless otherwise indicated.

Item 9.                                Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B,  for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boothwyn, State of Pennsylvania, on April 25, 2008.

LIGHTNING GAMING, INC.

By:           /s/  BRIAN HAVESON
Brian Haveson
President and Chief Executive Officer

We, the undersigned directors and officers of Lightning Gaming, Inc., hereby constitute and appoint Brian Haveson and Robert Ciunci, or either of them, our true and lawful attorneys-in-fact and agents, with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents required in connection therewith, and with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable Lightning Gaming, Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement; and we hereby ratify and confirm all that such attorneys-in-fact and agents, or either of them, do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Haveson	Director, President and Chief Executive Officer (principal executive officer)	April 25, 2008
BRIAN HAVESON

/s/ Robert Ciunci	Chief Financial Officer (principal financial officer and principal accounting officer)	April 25, 2008
ROBERT CIUNCI

/s/ Donald Caldwell	Director	April 25, 2008
DONALD CALDWELL

/s/ Frederick Tecce	Director	April 25, 2008
FREDERICK TECCE